[Aetna letterhead]                        151 Farmington Avenue
                                          Hartford, CT 06156

                                          Jo-Anne Rankin, FSA, MAAA
                                          Pricing Actuary
                                          Life Products Group, TN41
                                          (860) 273-4436
                                          Fax:  (860) 273-4438

June 26, 1997



Re:  AetnaVest Estate Protector (File No. 33-64277)

Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's AetnaVest Estate Protector Flexible Premium Variable Life Insurance on the Lives of Two Insureds (the "Policy"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 2 to Registration Statement on Form S-6, File No. 33-64277 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policy included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policy operates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jo-Anne Rankin

Jo-Anne Rankin
Pricing Actuary